EXHIBIT 10.16

Directors’ Compensation for 2007

For fiscal 2007, members of the Board of Directors (other than the Non-Executive Chairman of the Board) (the ‘‘Directors’’) shall be paid the following fees for their Board-related services:

Board Membership Fees.    Each Director shall be paid an annual fee of $125,000 comprised of an annual cash fee of $50,000, payable quarterly, and $75,000 of the Company’s Common Stock issuable under the Company’s 2005 Stock Incentive Plan and payable after the Company’s 2007 annual meeting of stockholders. Directors receive reimbursement for out of pocket expenses incurred in connection with their service as Directors. Beginning in January 2007, Directors will no longer receive additional fees for attendance at Board meetings.

Committee Membership Fees.    In addition to the Board membership fees specified above, Directors who serve on any Board committees shall be paid $1,200 per day per Committee meeting attended.

Committee Chairman Fees.    In addition to the Board membership fees and the Committee membership fees specified above, Directors who serve as chairmen of the following Board committees shall be paid as follows:

Audit Committee.    The chairman of the Audit Committee shall be paid an annual fee of $12,500.

Compensation Committee.    The chairman of the Compensation Committee shall be paid an annual fee of $7,500.

Nominating and Governance Committee.    The Non-Executive Chairman of the Board currently serves as the chairman of the Nominating and Corporate Governance Committee, and accordingly, as described below, does not receive any additional compensation for this position.

For fiscal 2007, the Non-Executive Chairman of the Board shall be paid an annual fee of $210,000, payable monthly, plus $125,000 of the Company’s Common Stock issuable under the Company’s 2005 Stock Incentive Plan and payable after the Company’s 2007 annual meeting of stockholders. The Non-Executive Chairman of the Board, who currently serves as the Chairman of the Nominating and Corporate Governance Committee, does not receive any additional compensation associated with his Board service (including for service as chairman of any Board committee) other than reimbursement for out of pocket expenses incurred in connection with his service.